Exhibit 10.44

AMENDMENT No. 1 TO LOAN AND AIRCRAFT SECURITY AGREEMENT

This Amendment No. 1 is dated as of December 9, 2004 and amends the Loan and Aircraft Security Agreement (S/N 3004) dated as of October 29, 2004, as amended (the “Loan”), entered into by and between Fleet Capital Corporation, as lender, (“Lender”) and Willis Lease finance Corporation, a Delaware corporation, as customer, (“Customer”).

RECITALS

A.            Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan.

B.            Lender and Customer entered into that certain Loan dated as of October 29, 2004, which document was recorded with the Federal Aviation Administration (“FAA”) on November 30, 2004 and assigned conveyance number M005128 regarding a certain Canadair Ltd. Model CL-600 (Challenger 601-1A) aircraft bearing U.S. Registration Mark N45PH and manufacturer’s serial number 3004 (the “Aircraft”);

C.            Pursuant to the Loan, Customer is required to operate the Aircraft in accordance with Part 91 of the FARs and to maintain operational control at all times, and is prohibited from operating the Aircraft for air taxi operations or otherwise under Part 135 of the FARs;

D.            Customer has notified Lender of its intention to enter into an Aircraft Management and Charter Agreement with TWC Aviation, Inc. (“TWC”) and has requested that Lender give its consent to the Aircraft Management and Charter Agreement and amend the Loan to allow for operation under Part 135 of the FARs, including consent for operational control by TWC during both Part 91 and Part 135 operations; and

E.             Lender has given its consent to Customer’s request and has agreed to amend the Loan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.               Subsection 4.4 is hereby deleted in its entirety, and the following new Subsection 4.4 is inserted in substitution:

4.4                                 No Disposition of Collateral or Liens; Title and Security Interest.  Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of or dispose of the Aircraft, any part thereof or any of the other Collateral or attempt or offer to do any of the foregoing except that, provided that no Event of Default has occurred and is continuing, Customer may enter into an aircraft management and charter agreement (“Management Agreement”), with TWC or other qualified aviation management and charter operator (“Manager”), pursuant to which the Aircraft may be operated under Part 135 of the FARs, subject to the satisfaction of the following conditions: (i) the Management Agreement shall provide that it shall terminate, or be canceled, at the option of Lender, upon the occurrence of an Event of Default; (ii) the Management Agreement shall be expressly, and at all times remain, subject and subordinate to this Agreement and the rights of Lender hereunder and in and to the Aircraft; (iii) in no event shall the Management Agreement (including as amended from time to time) contain provisions that are inconsistent with the provisions of this Agreement or cause Customer to breach any of its representations, warranties or agreements under this Agreement; and (iv) Customer shall deliver to Lender a Consent to Management Agreement, in form and substance satisfactory to Lender, duly executed by Customer and Manager (the “Consent”), together with a copy of the executed Management Agreement and a copy of a valid Air Carrier Certificate FAA Form 8430-18, if applicable. The Management Agreement will not reduce any of the obligations of Customer hereunder or the rights of Lender hereunder, under the Note or under any of the other documents executed and/or delivered in connection herewith, and Customer acknowledges that all of its obligations shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety. Any delegation of duties hereunder or any assumption of the same shall be effective only as between Customer and Manager.

The foregoing shall not be deemed to prohibit the delivery of possession of the Aircraft, any APU, Engine or Part to another Person for testing, service, repair, maintenance, overhaul or, to the extent permitted hereby, for alteration or modification.  Customer will not create, assume or suffer to exist any Liens on or with respect to the Aircraft, any APU, Engine, Part or any of the other Collateral, or Customer’s interest therein other than Permitted Liens.  Customer will promptly take such action as directed by Lender to duly discharge any such Lien.  Customer will warrant and defend its good and marketable title to the Aircraft and Lender’s first and only perfected security interest in the Collateral, against all claims and demands whatsoever.

2.                                       Affirmation.  Customer hereby affirms and ratifies its obligations under the Loan and agrees that the Loan is in full force and effect, except as otherwise amended hereby.

3.                                       Representations. Customer hereby represents, warrants and covenants to Lender that (i) this Amendment is enforceable against Customer in accordance with its terms; (ii) Customer’s execution and delivery of this Amendment, the Consent to Aircraft Management (Charter) Agreement and any other documents, agreements and instruments executed or delivered in connection herewith have been, or will be, duly authorized on their parts; and (iii) that no Default or Event of Default presently exists.

4.                                       Miscellaneous.  This Amendment, together with the Loan, constitute the entire agreement between the parties hereto, and supersede all prior or contemporaneous agreements, communications and understandings, both written or oral with respect to the subject matter of this Amendment.  This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts.  Only Counterpart No. 1 of this Amendment shall be considered “Chattel Paper” for purposes of the UCC.  THIS AMENDMENT IS GOVERNED BY NEW YORK LAW.

Except as expressly modified or amended by this Amendment, the terms and conditions of the Loan shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized representatives as of the date and year first above written.

FLEET CAPITAL CORPORATION	WILLIS LEASE FINANCE CORPORATION

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

This is Counterpart No.       of a total of 3 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by possession of Counterpart No. 1.